EXHIBIT 12.1




               STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO
         FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES


                                                   YEAR ENDED DECEMBER 31,
                                    ----------------------------------------------------
                                      2000       1999       1998       1997       1996
                                    --------   --------   --------   --------   --------
Earnings before fixed charges
Income before extraordinary item    $181,583   $155,993   $116,677   $ 68,969   $ 37,631
Add:  Interest expense               104,229     94,712     74,155     46,521     33,967
      Depreciation expense on
       capitalized interest            1,809      1,396      1,001        650        502
      Amortization of deferred
       financing costs                 4,066      4,951      4,462      4,448      4,561
                                    --------   --------   --------   --------   --------

Earnings before fixed charges       $291,687   $257,052   $196,295   $120,588   $ 76,661
                                    ========   ========   ========   ========   ========

Fixed charges:
Interest expense                     104,229     94,712     74,155     46,521     33,967
Amortization of deferred
  financing charges                    4,066      4,951      4,462      4,448      4,561
Capitalized interest                  17,784     15,288     16,317     11,802      7,708
                                    --------   --------   --------   --------   --------
Fixed charges                       $126,079   $114,951   $ 94,934   $ 62,771   $ 46,236
                                    --------   --------   --------   --------   --------

Preferred share distributions         11,000     11,000     11,000      4,247          -
Preferred unit distributions          10,070      3,783          -          -          -
                                    --------   --------   --------   --------   --------
Combined fixed charges              $147,149   $129,734   $105,934   $ 67,018   $ 46,236
                                    ========   ========   ========   ========   ========
Ratio of earnings to
  fixed charges                         2.31       2.24       2.07       1.92       1.66
                                    ========   ========   ========   ========   ========
Ratio of earnings to combined
  fixed charges                         1.98       1.98       1.85       1.80       1.66
                                    ========   ========   ========   ========   ========

Certain amounts from prior periods have been restated to conform to current-year presentation.